Exhibit 16.1

August 18, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Momentus Inc. statements (formerly known as Stable Road Acquisition Corp.) included under Item 4.01 of its Form 8-K dated August 18, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on August 12, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York